Exhibit 99

                              FOR IMMEDIATE RELEASE
                              ---------------------

                      ALL AMERICAN SEMICONDUCTOR ANNOUNCES
                      ------------------------------------
                             SECOND QUARTER RESULTS
                             ----------------------

                 Sales Increase 49% Over Second Quarter of 2003;
                 -----------------------------------------------
                    Fifth Sequential Quarterly Sales Increase
                    -----------------------------------------

Miami, FL - August 5, 2004 -- All American Semiconductor, Inc. (The Nasdaq Stock Market:SEMI), a leading distributor of electronic components, today announced its results for the second quarter and first half of 2004.

Net sales for the quarter ended June 30, 2004 were $106.9 million, up 49% from net sales of $71.9 million for the same period of 2003 and up 9% sequentially over the first quarter of 2004. Income from operations was $2.7 million for the second quarter of 2004, compared to $778,000 for the second quarter of last year. Net income for the quarter ended June 30, 2004 was $1.0 million or $.25 per share (diluted), up more than fifteen-fold from net income of $63,000 or $.02 per share (diluted) for the second quarter of 2003.

For the first half of 2004, net sales were $205.2 million, up from net sales of $141.8 million for the first half of 2003. Income from operations was $5.2 million for the first six months of 2004, compared to $1.5 million for the same period of 2003. Net income was $1.9 million or $.47 per share (diluted) for the six months ended June 30, 2004, compared to $124,000 or $.03 per share (diluted) for the same period of 2003.

Bruce M. Goldberg, President and Chief Executive Officer of All American, stated, "We are excited with our performance in the second quarter in terms of both sales growth and profitability improvement. The second quarter results reflected a combination of strong industry conditions as well as the benefits of our operating efficiencies."

Mr. Goldberg continued, "The industry improvements reflected strong growth in many market segments. We have not seen any trends that indicate any fundamental problems in the industry that would inhibit future growth. Furthermore, there do not appear to be any significant inventory issues at the customer base other than typical fine tuning of inventory levels as customers adjust to changes in supplier lead-time and availability positions."

"We remain optimistic about the outlook. We are confident that All American is well positioned within our industry and that our continued commitment to our strategies will result in further improvement in the returns to our shareholders in future periods."

All American is recognized as the nation's 4th largest distributor of semiconductors and the 9th largest electronic components distributor overall. The Company has offices in 36 strategic locations throughout North America, as well as operations in both Asia and Europe.

To the extent that this press release discusses future performance, expectations, beliefs or intentions about our bookings, sales, markets, improved operating efficiencies, future operating results or growth or otherwise makes statements about strong industry conditions, strong growth in many market segments, customer inventory levels, a lack of trends that would inhibit growth, the current market conditions, or the Company's positioning within its industry, the statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially from the statements made. Factors that could adversely affect the Company's future results, performance or achievements include, without limitation: the strength of industry and market conditions and general business activity being less than we believe or failing to continue and/or further improve; a tightening by customers of their inventory levels; the continuance of a trend for electronics manufacturing to move offshore; the level of effectiveness of the Company's business and marketing strategies, including those outside North America and particularly in Asia; insufficient funds from operations, from the Company's credit facility and from other sources (debt and/or equity) to support the Company's operations; an increase in interest rates; a reduction in the level of demand for products of its customers including the level of growth of some of the new technologies supported by the Company; deterioration in the relationships with existing suppliers, particularly one of our largest suppliers; decreases in gross profit margins, including decreasing margins resulting from the Company being required to have aggressive pricing programs and/or increases in the costs of goods; an increasing number of low-margin, large volume transactions; problems with telecommunication, computer and information systems; the inability of the Company to expand its product offerings or obtain product during periods of allocation; the impact from changes in accounting rules; adverse currency fluctuations; the adverse impact of terrorism on the economy; and the other risks and factors including those detailed in the Company's reports on Forms 10-K and Forms 10-Q and other press releases. These risks and uncertainties are beyond the ability of the Company to control. In many cases, the Company cannot predict the risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. The Company undertakes no obligation to update publicly or revise any forward-looking statements, business risks and/or uncertainties.

                        ALL AMERICAN SEMICONDUCTOR, INC.
             CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands
 except per share amounts)

                                         Quarters                 Six Months
Periods Ended June 30                2004         2003         2004         2003
--------------------------------------------------------------------------------

Net Sales                      $  106,909   $   71,932   $  205,151   $  141,801
                               ==========   ==========   ==========   ==========

Income from Operations         $    2,728   $      778   $    5,162   $    1,462
                               ==========   ==========   ==========   ==========

Net Income                     $    1,025   $       63   $    1,916   $      124
                               ==========   ==========   ==========   ==========

Earnings Per Share:
 Basic                              $ .27        $ .02        $ .51        $ .03
                                    =====        =====        =====        =====
 Diluted                            $ .25        $ .02        $ .47        $ .03
                                    =====        =====        =====        =====

Average Shares:
 Basic                          3,811,213    3,808,448    3,789,136    3,814,106
                               ==========   ==========   ==========   ==========

 Diluted                        4,157,996    3,857,476    4,107,474    3,832,586
                               ==========   ==========   ==========   ==========


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CONTACT:
Bruce M. Goldberg, CEO
Howard L. Flanders, CFO
(305) 621-8282 x1417